EXHIBIT 99.1


                          FOR IMMEDIATE RELEASE

CONTACT:    PAT MCGOLDRICK
            PRESIDENT AND CHIEF EXECUTIVE OFFICER
            RIVOLI, BANCORP, INC.
            MACON, GEORGIA 31210
             (478) 475-5200


            RIVOLI BANCORP, INC. ANNOUNCES FIRST QUARTER RESULTS
            ----------------------------------------------------

Rivoli BanCorp, Inc. reported the results of operations for the quarter ended March 31, 2004, reflecting net income of $306,194, or $0.30 per share, compared to net income of $235,647, or $0.23 per share, for the first quarter of 2003.

Gross loans were $116,900,000 at March 31, 2004, up from $98,700,000 at March 31, 2003, an increase of 18.4 percent. Total deposits were $119,900,000 at March 31, 2004, an increase of 9.9 percent over total deposits of $109,200,000 at March 31, 2003. Total assets were $154,400,000 at March 31, 2004, up from $136,800,000 at March 31, 2003, an increase of 12.9 percent.

Net interest income (interest earned on loans and investments less interest paid on deposits and other borrowings) for the quarter ended March 31, 2004 totaled $1,394,742, an increase of $157,359 or 12.7 percent, as compared to the first quarter of 2003. For the quarter ended March 31, 2004, noninterest income (other fees and services) increased to $438,052, a 28.8 percent improvement compared to the first quarter of last year. Noninterest expense increased to $1,307,290, an increase of 25.7 percent from the same quarter in 2003, primarily as a result of costs related to the new mortgage division.

"Our year is off to a good start and we're excited about the momentum we see building in our mortgage operation," said Pat McGoldrick, Rivoli's President. "Asset quality remains strong and we are pleased with the growth we've seen for the first quarter. The economy seems to be improving in our markets and our expectations remain high for the year."

Rivoli BanCorp, Inc. is a one-bank holding company that owns all of the issued and outstanding stock of Rivoli Bank & Trust, which operates two banking offices in Macon, Georgia and three Rivoli Mortgage offices in Warner Robins, Butler and Macon.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. Such statements are subject to certain risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect, the Company's financial performance and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that nay projected results expressed or implied therein will not be realized.